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                                                                    EXHIBIT 10.9

June 23, 1999

Mr. Tim Zuckert
16820 Calle de Sarah
Pacific Palisades, CA 90272

Dear Tim:

We are pleased to offer you an opportunity to join 800.COM. The details of this offer are listed below.

Position:           Vice President, Marketing, reporting to the President, CEO.

Base Salary:        $175,000 per year.

Cash Incentive:     $25,000 opportunity (annual) at 100% of performance, with
                    the potential to over-perform; criteria to be determined and agreed upon within a 30-day period. Incentive to be paid quarterly, beginning October, 1999.

New Hire Bonus:     You will receive a $30,000 new hire bonus within 30 days of your hire date. Should you leave 800.COM prior to completing
                    12 months of employment, you agree to repay within 12 months of your separation from 800.COM an amount equal to 1/12 of the new hire bonus for each month remaining between your separation date and your anniversary date.

Stock Options       Pending approval by the board of directors, you will
                    be granted an option to purchase 235,000 shares of common stock of 800.COM, which will vest 100% over a 4-year period.
                    As a key executive in the company, your options will be eligible for accelerated vesting due to a change of control as outlined in the final stock option plan.

Start Date:         As soon as possible, with a target start date of
                    Monday, July 12, 1999.


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Relocation:         The Vice President, Marketing position is based at 800.COM headquarters in Portland, Oregon. This results in the need for you to relocate from Southern California. In connection with your relocation, 800.COM will pay for the movement of customary household goods to the Portland area. Moving expenses will be reimbursed upon receipt by 800.COM of itemized receipts.

                    800.COM will also provide a temporary housing expense allowance for a period of 90 days, not to exceed $7,500, for the cost of temporary housing in the Portland area. Temporary housing expenses will be reimbursed upon receipt by 800.COM of itemized receipts.

Family Travel:      A family travel expense allowance will be provided
                    for a period of 90 days, not to exceed $5,000 for the cost of travel between Los Angeles and Portland by you and/or your family. Family travel expenses will be reimbursed upon receipt by 800.COM of itemized receipts.

Termination         If you are terminated without cause, you will receive 180
                    days severance pay at your base rate of pay. If you terminated without cause prior to completing 12 months of employment, you will be entitled to a moving expense allowance of up to $20,000 if you relocate from the Portland area. Moving expenses will be reimbursed upon receipt by 800.COM of itemized receipts.

Benefits:           800.COM insurance programs and other benefits as outlined in the 800.COM employee handbook

This offer is subject to written and signed approval by both parties, and upon a complete reference check with satisfactory results. Although we hope our association with you will be a long one, 800.COM is an "at will" employer and nothing in this offer letter may be construed as a contract of employment. Just as you will be free to terminate your employment with 800.COM for any reason, 800.COM reserves the right to terminate employment with or without cause.

Any controversies or claims arising in connection herewith shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect. Any such arbitration shall take place in Portland, Oregon. The prevailing


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party in any such arbitration shall be entitled to costs, expenses and reasonable attorney's fees, and judgment upon the award rendered may be entered in any court having appropriate jurisdiction.

This offer letter must be signed on or before June 28, 1999, 5:00 p.m. Please acknowledge your acceptance of this offer by signing where indicated below.

Tim, the executive staff and I are very excited about the opportunity for you to join us and take 800.COM to its next level of performance. We look forward to a great journey together.

Best regards,

                                       Accepted by:

/s/ Greg Drew        Date: 6/26/99     /s/ Tim Zuckert      Date: 6/23/99
----------------------------------     -----------------------------------
Greg Drew, President, CEO              Tim Zuckert
800.COM, Inc.

GLD:mbm
cc:     Susan McFarlan Controller